Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this post-effective Amendment No. 3 to the Registration Statement (Form F-1 on Form-3 No. 333-257879) and related Prospectus of Taboola.com Ltd., for the registration of 12,350,000 Ordinary Shares and 7,175,000 Warrants to purchase Ordinary Shares and to the incorporation by reference therein of our report dated March 24, 2022, with respect to the consolidated financial statements of Taboola.com Ltd. included in its Annual Report (Form 20-F) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

September 29, 2022	/s/ Kost Forer Gabbay & Kasierer
Tel-Aviv, Israel	A Member of Ernst & Young Global